Investor Relations:	Andrew Greenebaum ICR (310) 954-1100

NEWS RELEASE

SKECHERS USA INC. DELIVERS ACQUISITION PROPOSAL TO HEELYS, INC.

MANHATTAN BEACH, CALIFORNIA, August 13, 2008 – Skechers USA Inc. (NYSE: SKX), the California-based specialty footwear retailer, today announced that it had made an acquisition proposal to acquire Heelys, Inc. (NASDAQ: HLYS) for $5.25 per share in cash, or an aggregate of $142.8 million, based upon the number of fully-diluted shares of Heelys common stock outstanding as set forth in Heelys’ SEC filings, subject to certain terms and conditions. The proposal came in a letter, dated today, that Robert Greenberg, Chairman and Chief Executive Officer of Skechers sent to Gary Martin, Chairman of the Board of Directors of Heelys. This proposal, which follows a proposal made by Skechers to Heelys on May 28, provides to Heelys’ stockholders an 8.2% premium to the closing price of its common shares on August 12, 2008 and a 31.0% premium to the closing price of its common shares, net of the cash and cash equivalents that the Company reported as of June 30, 2008.

The full text of both letters is attached.

ABOUT SKECHERS USA Inc.
SKECHERS USA, Inc., based in Manhattan Beach, California, designs, develops and markets a diverse range of footwear for men, women and children under the SKECHERS name, as well as under several uniquely branded names. SKECHERS footwear is available in the United States via department and specialty stores, Company-owned SKECHERS retail stores and its e-commerce website, as well as in over 100 countries and territories through the Company’s global network of distributors and subsidiaries in Canada, Brazil, and across Europe, as well as through a joint venture in China. Please visit www.skechers.com or call the Company’s information line at 877-INFO-SKX.

Disclosure Regarding Forward-Looking Statements

This announcement may contain forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or simply state future results, performance or achievements of the Company, and can be identified by the use of forward-looking language such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “project,” “will be,” “will continue,” “will result,” “could,” “may,” “might,” or any variations of such words with similar meanings. Any such statements are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from those projected in forward-looking statements. Factors that might cause or contribute to such differences include international, national and local general economic, political and market conditions; intense competition among sellers of footwear for consumers; changes in fashion trends and consumer demands; popularity of particular designs and categories of products; the level of sales during the spring, back-to-school and holiday selling seasons; the ability to anticipate, identify, interpret or forecast changes in fashion trends, consumer demand for our products and the various market factors described above; the ability of the Company to maintain its brand image; the ability to sustain, manage and forecast the Company’s growth and inventories; the ability to secure and protect trademarks, patents and other intellectual property; the loss of any significant customers, decreased demand by industry retailers and cancellation of order commitments; potential disruptions in manufacturing related to overseas sourcing and concentration of production in China, including, without limitation, difficulties associated with political instability in China, increases in labor or raw material costs, the occurrence of prolonged adverse weather conditions, a natural disaster or outbreak of a pandemic disease in China, or electrical shortages, labor shortages or work stoppages that may lead to higher production costs, production delays and/or transportation delays; changes in monetary controls and valuations of the Yuan by the Chinese government; increased costs of freight and transportation to meet delivery deadlines; violation of labor or other laws by our independent contract manufacturers, suppliers or licensees; potential imposition of additional duties, tariffs or other trade restrictions; business disruptions resulting from natural disasters such as an earthquake due to the location of the Company’s domestic warehouse, headquarters and a substantial number of retail stores in California; changes in business strategy or development plans; changes in economic conditions that could affect the Company’s ability to open retail stores in new markets and/or the sales performance of the Company’s existing stores; the ability to attract and retain qualified personnel; the disruption, expense and potential liability associated with existing or unanticipated future litigation; and other factors referenced or incorporated by reference in the Company’s annual report on Form 10-K for the year ended December 31, 2007 and in its quarterly report on Form 10-Q for the quarter ended June 30, 2008. The risks included here are not exhaustive. We operate in a very competitive and rapidly changing environment. New risks emerge from time to time and we cannot predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. Moreover, reported results should not be considered an indication of the Company’s future performance.

August 13, 2008

Board of Directors
Heelys, Inc.
3200 Belmeade Drive
Suite 100
Carrollton, TX 75006

Attention:	c/o Gary L. Martin Capital Southwest Corporation 12900 Preston Road at LBJ Suite 700 Dallas, TX 75230

Dear Gary:

Beginning in December 2007, we have had numerous discussions with you exploring the potential acquisition of Heelys Inc., culminating in the delivery to Heelys’ Board of Directors of a formal proposal on May 28, 2008 for Skechers USA Inc. to acquire Heelys in an all cash transaction. We were disappointed to hear that this proposal was declined by the Board and ask for you to reconsider a business combination with Skechers.

Skechers is prepared to acquire Heelys for a cash purchase price of $5.25 per share of Heelys’ common stock, or $142.8 million in the aggregate, based on the number of fully-diluted Heelys shares of common stock outstanding on April 30, 2008, as set forth in Heelys’ SEC filings. We are prepared to consider a mix of stock and cash as consideration, if you believe that is more attractive to your stockholders. We believe that this price represents a significant value for Heelys’ stockholders and acceptance of this proposal is in the best interests of Heelys and its stockholders. We note that our offer represents a premium of 21.0% to the closing price of Heelys’ common stock on May 27, 2008, the date immediately preceding our prior offer on May 28, and an 8.2% premium to yesterday’s closing price. More importantly, this offer represents a premium of 143.9%1 and 31.0%2 to the net enterprise value of Heelys’ common stock on May 28 and August 12, respectively. We remain committed to our proposal and, as we indicated at that time, may also be prepared to increase our proposal if increased value can be identified upon the completion of selected and concise due diligence measures.

We initially desired for this to be a private discussion; however, given Heelys’ failure to provide a positive response to our May 28 proposal, we thought it would be best for both companies, and our respective stockholders, to publicly announce this proposal and our interest in pursuing this transaction. As a result, we plan to publicly announce this proposal today, along with this letter.

This letter is not intended to be, and is not, a definitive agreement between us or in any way binding upon Skechers or Heelys, but is intended to express our proposal as of the date hereof. As stated, it is further subject to the negotiation and execution of a mutually acceptable acquisition agreement. The parties will be bound only in accordance with such definitive agreement, if and when executed.

We continue to welcome the opportunity to meet with you and your representatives and discuss our acquisition proposal in greater detail. We are confident that our proposal offers compelling value for Heelys’ stockholders and we are excited about the prospects that the combined company would hold.

Sincerely,

Robert Greenberg
Chairman and Chief Executive Officer
Skechers USA Inc.

May 28, 2008

Board of Directors
Heelys, Inc.
3200 Belmeade Drive
Suite 100
Carrollton, TX 75006

Attention:	c/o Gary L. Martin Capital Southwest Corporation 12900 Preston Road at LBJ Suite 700 Dallas, TX 75230

Dear Mr. Martin:

On behalf of Skechers USA Inc. (“Skechers”), I am writing to make a formal proposal to acquire all of the outstanding shares of Heelys, Inc. (“Heelys” or the “Company”). As you know, Skechers carefully considered a potential transaction with Heelys prior to its December 2006 initial public offering. We were then, and continue to be today, impressed by Heelys’ strong brand and proprietary technology. Over the past several months, our executive management team, Board of Directors and advisors have devoted significant time and effort to analyzing the potential strategic benefits of combining our two companies and we are excited by the prospects that a potential acquisition would hold.

To review the recent history of our interest, the current dialogue between our companies began in December 2007 when Financo, Inc. (“Financo”) received an inquiry from a member of Heelys’ Board as to whether Skechers would be interested in forming a strategic relationship with the Company. We responded positively to this overture and have since retained Financo to negotiate on Skechers’ behalf in this regard. At your direction, Financo began to interact with Heelys’ Board member Jeff Peterson to explore a potential relationship between our companies, culminating in a letter from Skechers to Heelys on April 18, 2008. This letter confirmed our interest in acquiring Heelys and requested information of limited scope to evaluate a potential acquisition. On May 5, 2008, you responded with an acknowledgement of the potential strategic opportunity that a transaction could hold and a willingness to dedicate your full attention to a formal offer from Skechers to acquire Heelys; however, you declined to provide the requested diligence items.

Therefore, on the basis of Heelys’ publicly available financial information and Skechers’ own knowledge of the footwear market, we are submitting this offer to acquire all of the Company’s outstanding stock at a purchase price of between $4.75 and $5.10 per share. The eventual purchase price will be determined by a number of factors that we expect to address during our due diligence process. We believe that the share price range encompassed in our offer represents a compelling value for Heelys’ shareholders. Heelys’ common stock closed at $4.34 per share on Tuesday May 27, 2008 and, over the prior three month period, closed at an average price of $4.48 per share. Net the $100.8 million in cash and cash equivalents that the Company held as of March 31, 2008, Heelys’ enterprise value was $0.63 per share based on the May 27, 2008 closing price and $0.77 per share based on the three month average closing price3.

When measured against these share prices, our offer of $4.75 to $5.10 per share ($1.04 to $1.39 of net enterprise value per share) equates to the following premiums:

May 27, 2008 closing price:

•	Market value 9.4% to 17.5%

•	Net enterprise value 65.1% to 120.6%

Three month average closing price:

•	Market value 6.0% to 13.8%

•	Net enterprise value 35.1% to 80.5%

We are prepared to pay for the proposed acquisition, which would not be subject to financing contingencies, with one half of the consideration in cash and one half in Skechers’ common stock. We recognize, however, that Heelys’ Board of Directors and shareholders might desire a different asset mix and we are open to discussing alternative structures. Please note that Skechers reported $152.4 million in cash and cash equivalents as of March 31, 2008 and has ready access to third party financing sources. We also expect that any shares of Skechers’ common stock received by Heelys’ shareholders would, subject to the terms of our definitive agreement, be fairly liquid given our stock’s outstanding float of 34 million shares and three month average daily trading volume of 708,000 shares.

Skechers is in a position to proceed expeditiously with an acquisition. Our Board of Directors and executive management team are aware of this proposal and are in support of the pursuit of this acquisition. We expect to perform certain focused and concise due diligence measures, which we are in a position to do within a 45 day timeline. Thereafter, we anticipate a swift completion of the transaction, subject to Heelys’ shareholder approval and regulatory filings. No shareholder vote or extraordinary approvals are required on Skechers’ end to consummate the potential acquisition.

We have engaged Financo as our strategic advisor and Kirkpatrick & Lockhart Preston Gates Ellis LLP as our legal counsel. We and they are prepared to devote substantial resources toward ensuring an expedited process and the negotiation of a definitive agreement.

Our proposal is submitted to you on a confidential basis. Should this letter become public in any manner, Skechers will cease to pursue this transaction. This letter is not intended to be, and is not, a definitive agreement between us or in any way binding upon Skechers or Heelys, but is intended to express our indication of interest as of the date hereof. As stated, it is further subject to the completion of due diligence and the negotiation and execution of a mutually acceptable acquisition agreement. The parties will be bound only in accordance with such definitive agreement, if and when executed.

We would welcome the opportunity to meet with you to discuss this acquisition proposal in greater detail.

Sincerely,

Robert Greenberg
Chairman and Chief Executive Officer
Skechers USA Inc.

[1]	Calculated net of the $100.8 million in cash and cash equivalents that Heelys held as of March 31, 2008, and assumes 27.2 million fully diluted outstanding shares of Heelys’ common stock.

[2]	Calculated net of the $96.8 million in cash and cash equivalents that Heelys held as of June 30, 2008, and assumes 27.2 million fully diluted outstanding shares of Heelys’ common stock.

[3]	Assumes 27.2 million fully diluted outstanding shares of Heelys’ common stock.